UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2014

WMI Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Washington	001-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 THIRD AVENUE, SUITE 3000 98101

SEATTLE, WASHINGTON

(Address of Principal Executive Offices) (Zip Code)

(206) 432-8887

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2014, WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly-owned subsidiary of WMI Holdings Corp. (the “Company”), and United Guaranty Residential Insurance Company (“United Guaranty”) entered into a Commutation Agreement and Mutual Release (the “Commutation Agreement”), a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. Pursuant to the Commutation Agreement, WMMRC and United Guaranty agreed to the commutation and termination of the (i) trust and trust account (the “Trust Account”) established by that certain trust agreement dated December 31, 1998 between WMMRC, United Guaranty and US Bank, National Association, as trustee (the “Trust Agreement”), pursuant to which WMMRC established a Trust Account for the benefit of United Guaranty, in order to secure obligations of WMMRC and (ii) the reinsurance agreements and related arrangements described more specifically in the Commutation Agreement (the “Commutation”). In accordance with the terms of the Commutation Agreement and upon the consummation of the Commutation, United Guaranty will be paid $17,700,646.00 in cash and WMMRC will be paid all remaining cash and assets remaining in the Trust Account, which as of the date of this Form 8-K, is estimated to be approximately $65.4 million (the “WMMRC Amount”) from the Commutation.

The effectiveness of the Commutation Agreement and the consummation of the Commutation thereunder is subject to a number of conditions including obtaining all necessary consents, approvals and waivers including the approval of the Commutation by the State of Hawaii, Insurance Division, approval of the requisite holders of 13% Senior First and Second Lien Notes issued by the Company pursuant to the Indentures, dated March 19, 2012 and approval of the requisite lenders under the Company’s Financing Agreement, dated March 19, 2012 ( the “ Financing Agreement”). In the event these conditions are not satisfied, the Commutation Agreement will be null and void. The “Indentures” mean: (a) the Senior First Lien Notes Indenture dated as of March 19, 2012 by and between the Company and Wilmington Trust, National Association, as trustee (“First Indenture Trustee”) (the “First Lien Indenture”) and (b) the Senior Second Lien Notes Indenture dated as of March 19, 2012 by and between the Company and Law Debenture Trust Company of New York, as Trustee (“Second Indenture Trustee”) (the “Second Lien Indenture”).

The State of Hawaii, Insurance Division has approved the Commutation Agreement and the Company is seeking to enter into Limited Waiver Agreements with the First Indenture Trustee and Second Indenture Trustee in order to permit the Commutation under the terms of the First Lien Indenture and Second Lien Indenture. WMI Liquidating Trust, the holder of at least two-thirds in aggregate principal amount of the notes outstanding under the First Lien Indenture and the Second Lien Indenture, has consented to the limited waiver under the First and Second Lien Indentures. The Company is also seeking to enter into a Consent Agreement with the lenders and agent under the Financing Agreement in order to permit the Commutation under the Financing Agreement.

Provided that the necessary consents, approvals and waivers are obtained and following the consummation of Commutation, the WMMRC Amount will be deposited into WMMRC’s custodial account. WMMRC requested and received approval from, the State of Hawaii, Insurance Division to declare a dividend or distribution of all or a portion of the WMMRC Amount to the Company. Upon consummation of the Commutation and after we have obtained the necessary consents and waivers, the Company will deposit such dividend or distribution to the extent constituting Runoff Proceeds (as defined in the Indentures) directly into the Collateral Account (as defined in the Indentures) for distribution to the note holders in accordance with the Indentures.

Item 1.02 Termination of a Material Definitive Agreement.

Under the Commutation Agreement and upon consummation of the Commutation, the parties to the Commutation Agreement will be released from all liabilities and obligations under (i) the Trust Agreement, by and between United Guaranty, as beneficiary, WMMRC, as grantor and U.S. Bank, National Association, as trustee and (ii) the reinsurance and related arrangements, described more specifically in the Commutation Agreement (the “Reinsurance Agreements”) and the Trust Agreement and Reinsurance Agreements will be terminated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1	Commutation Agreement and Mutual Release entered into on April 3, 2014 by and between United Guaranty Residential Insurance Company and WM Mortgage Reinsurance Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI HOLDINGS CORP. (Registrant)

Date: April 7, 2014	By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	Interim Chief Executive Officer

EXHIBIT INDEX

10.1	Commutation Agreement and Mutual Release entered into on April 3, 2014 by and between United Guaranty Residential Insurance Company and WM Mortgage Reinsurance Company, Inc.